ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

At a regular meeting held September 21-23, 2011, the Board of Trustees for the Registrant voted to approve the addition of Class 2 shares for the Lifecycle Portfolios.

At a regular meeting held September 21-23, 2011, the Board of Trustees for the Registrant authorized the liquidation of JHF II Optimized Value Fund, subadvised by  John Hancock Asset Management (US) LLC.  The liquidation is expected to occur on or about November 4, 2011.

At a regular meeting held September 21-23, 2011, the Board of Trustees for the Registrant voted to approve the addition of the Diversified Strategies Fund, subadvised by John Hancock Asset Management (US), Redwood Fund, subadvised by RCM and Health Sciences Fund, subadvised by T. Rowe Price.

The new funds are described below:

Diversified Strategies Fund

Investment objective: To seek to achieve consistent returns over the long term with a focus on capital preservation.

Investment strategies: Under normal market conditions, the fund invests directly in both fixed income and equity securities and also in shares of underlying investment funds that invest in a wide range of asset classes.

The fund’s sub-adviser will determine the appropriate allocation mix between the fund’s direct investments and its investments in underlying funds. The strategic asset allocation decisions between these investments are made by the sub-adviser’s asset allocation team. In determining the appropriate allocation and/or reallocation mix, the asset allocation team takes into consideration a broad range of fundamental, market and economic variables as well as available yields from securities markets globally. The asset allocation team has the authority to change the fund’s overall allocation over time as needed, including the allocation of assets to fixed income securities.

In pursuing its investment objective, the fund has the ability to allocate between various asset classes, and a range of market capitalizations, sectors,duration, credit quality or geographic mix, and the sub-adviser has the flexibility to reallocate the Fund’s assets among any or all of the asset class exposures based on its ongoing analyses of the capital markets. The fund may invest in small-capitalization companies.

The portion of the fund invested directly in fixed income securities is managed actively by the sub-adviser’s fixed income team. The team uses a multifaceted approach emphasizing sector, credit and security selection combined with active yield curve and duration management. The fixed income allocation is meant to be opportunistic, seeking the highest yielding securities while providing strong principal protection across different market cycles.

Under normal market conditions, the fund will typically invest 30-80% of its assets directly in fixed income securities. This allocation may be invested in a wide range of fixed-income securities including, but not limited to: government bonds, investment grade and below investment grade (“junk bonds”) (including their unrated equivalents) corporate debt securities with varying maturities, including privately offered securities. The fund may also invest in a broad range of additional securities including global preferred securities, bank loans, convertibles and other fixed income securities. In addition, to achieve its objective of capital preservation, the sub-adviser may utilize a tactical allocation to U.S. Treasury strips in order to manage risk during times of perceived market stress.

The portion of the fund allocated to underlying funds is managed by the sub-adviser’s asset allocation team. The asset allocation team has access to a wide array of top asset managers. The fund’s investment in underlying funds may be allocated across a unique mix of asset classes, as described below. The asset allocation team determines the overall asset allocation mix by combining proprietary forecasting models and qualitative judgments reflecting an intricate combination of valuations, forecast returns, correlations and a set of practical constraints for allocations to each asset class.

Under normal market conditions, the portion of assets not invested directly in securities will be invested in underlying funds that hold a wide range of equity and fixed-income securities, including affiliated and nonaffiliated investment companies, and exchange-traded funds (ETFs). These include small-, mid- and large capitalization stocks, domestic and foreign securities (including emerging market securities), and sector holdings such as utilities and science and technology stocks. Each of these underlying funds has its own investment strategy that, for example, may focus on growth stocks or value stocks or may employ a strategy combining growth and income stocks and/or may invest in derivatives, such as options on securities and futures contracts. Certain of these underlying funds focus their investment strategy on fixed-income securities, which may include investment grade and below investment grade debt securities with maturities that range from short to longer term. The fixed-income underlying funds collectively hold various types of debt instruments, such as corporate bonds and mortgage backed, government issued, domestic and international securities.

In addition, the investment fund allocation may include exchange traded notes (ETNs) and other investment companies, including ETFs, that focus their investment strategies on alternative or non-traditional asset categories such as commodities, market neutral (long/short), global real estate, natural resources, TIPS (Treasury Inflation-Protected Securities), foreign currency trading strategies, managed futures, arbitrage strategies, and tactical investment strategies. Alternative or non-traditional asset categories historically have a low correlation with the broad U.S. stock and bond markets.

The fund may use certain higher-risk investments, including derivatives such as futures, options and swaps, as well as restricted or illiquid securities.

The fund and/or the affiliated and unaffiliated investment companies may invest in or use derivatives for hedging and non-hedging purposes. Derivatives may be used to hedge against losses from movements in stock, currency exchange rates or interest rates. Derivatives may be used for non-hedging purposes in order to invest indirectly in securities or financial markets, duration management, to gain exposure to foreign currencies, efficient portfolio management or to generate additional income for the fund’s portfolio.

The fund and/or the underlying funds may trade securities actively, which could result in a higher-than-average portfolio turnover rate and increase their transaction costs (thus lowering performance).

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Redwood Fund

Investment objective: The fund seeks long-term capital appreciation with a high degree of downside protection and reduced volatility relative to the broad U.S. equity market.

Investment strategies: The fund seeks to achieve its objective, under normal circumstances, by primarily investing in in-the-money (ITM) options (buy-writes) on U.S. equities and writing out-of-the-money put options on U.S. equities. Buy-writes represent the combination of a long U.S. equity position and the sale of a calloption against that equity position. In analyzing specific buy-writes for possible investment, the portfolio managers ordinarily look for protection down to a fundamentally derived estimate of “intrinsic value,” as described below; attractive potential return relative to risk; and an appropriate correlation between the time to expiration and the estimate of intrinsic value.

Based on fundamental research, the portfolio managers estimate the potential downside volatility (the “intrinsic value” level) of each equity security under consideration for the fund’s buy-write portfolio. The strike price of the call options is usually set at or below the estimated intrinsic value level of the securities against which they are sold and the time to expiration of the options that the fund sells varies. The fund may also write (sell) in-themoney call options on equity indexes and/or exchange-traded funds and may write call options on individual securities that it does not hold in its portfolio (i.e., “naked” call options). With respect to any long equity position held by the fund, the fund may write call options on a greater or lesser number of shares than it holds. To the extent that call options are written on greater than 100% of the position, this would represent naked call option exposure. However, with respect to any naked call option exposure, the fund will segregate liquid assets in an amount equal to its daily exposure under the contract or enter into offsetting positions.

When writing out-of-the-money put options, the fund typically sets the strike price at or above the estimated intrinsic value level of the securities on which the options are written. The fund typically uses out-of-the-money put options to achieve similar goals as the buy-writes in which it invests. The the fund will not hold a covering short position in the underlying security during the term of the option.

The issuers of equity securities purchased by the fund will primarily have market capitalizations in excess of $2 billion. The fund may invest in companies located both within or outside the United States (including companies organized or headquartered in emerging market countries). The fund is not limited in the percentage of assets it may invest in any one country, region or geographic area. The fund may invest in initial public offerings (IPOs) and in exchange-traded funds. In addition to common stocks and other equity securities (such as preferred stocks, convertible securities and warrants) and equity-related instruments, the fund may utilize foreign currency exchange contracts, options, stock index futures contracts and other derivative instruments. In addition to the use of written option contracts under its ITM buy-write strategy, the fund may utilize foreign currency exchange contracts, other options, stock index futures contracts, other futures and forward contracts, swap agreements, variance swaps, convertibles and reverse convertibles and other derivative instruments for hedging purposes or to enhance return.

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Health Sciences Fund

Investment objective: To seek long-term capital appreciation.

Investment strategies: Under normal market conditions, the fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in common stocks of companies principally engaged, at the time of investment, in the research, development, production, or distribution of products or services related to health care, medicine or the life sciences (collectively termed “health science companies”). A company is “principally engaged” in health sciences if it is included in, or eligible to be included in, the GICS Health Care Sector Classification. The GICS Health Care Sector Classification is made of companies that (i) manufacture health care equipment and supplies or provide health care related services, including distributors of health care products, providers of basic health-care services, and owners and operators of health care facilities and organizations, or (ii) are primarily involved in the research, development, production and marketing of pharmaceuticals and biotechnology products.

While the fund may invest in companies of any size, the majority of its assets are expected to be invested in large- and mid-capitalization companies.

The subadviser divides the health sciences sector into four main areas: pharmaceuticals, health care services companies, medical products and devices providers and biotechnology firms. The subadviser’s allocation among these four areas will vary depending on the relative potential within each area and the outlook for the overall health sciences sector. While most assets will be invested in U.S. common stocks, the fund may purchase other securities, including foreign securities, futures and options in keeping with its objective. In addition, the fund will write call and put options primarily as a means of generating additional gains and to seek protection against a decline in the value of the fund’s securities or an increase in prices of securities that may be purchased. Normally, the fund will own the securities on which it writes these options. The premium income received by writing covered calls can help reduce, but not eliminate, portfolio volatility.

The fund concentrates its investments (invests more than 25% of its total assets) in the health sciences industry, a comparatively narrow segment of the economy, and therefore may experience greater volatility than funds investing in a broader range of industries.

In managing the fund, the subadviser uses a fundamental, bottom-up analysis that seeks to identify high-quality companies and the most compelling investment opportunities. In general, the fund will follow a growth investment strategy, seeking companies whose earnings are expected to grow faster than inflation and the economy in general. When stock valuations seem unusually high, however, a “value” approach, which gives preference to seemingly undervalued companies, may also be emphasized.

The fund may invest up to 35% of its total assets in foreign securities (including emerging market securities) and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date.

In pursuing its investment objective, the fund’s management has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the fund’s management believes a security could increase in value for a variety of reasons including a change in management, an extraordinary corporate event, a new product introduction or a favorable competitive development.

The fund holds a certain portion of its assets in money market reserves which can consist of shares of the T. Rowe Price Reserve Investment Fund (or any other internal T. Rowe Price money market fund) as well as U.S. dollar and foreign currency-denominated money market securities, including repurchase agreements, in the two highest rating categories, maturing in one year or less.

The fund may sell securities for a variety of reasons such as to secure gains, limit losses or redeploy assets into more promising opportunities.

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At a regular meeting held December 14-16, 2011, the Board of Trustees for the Registrant voted to approve the addition of Class R2 shares for all JHF II Funds.

At a regular meeting held December 14-16, 2011, the Board of Trustees for the Registrant authorized the Officers of JHF II to file the initial registration statement for the Strategic Equity Allocation Fund, subadvised by JHAM (NA) and JHAM (US).

At a regular meeting held December 14-16, 2011, the Board of Trustees for the Registrant authorized the liquidation of Value & Restructuring Fund (Columbia) and Large Cap Fund (UBS).  The exact date of the redemptions has not yet been determined but the redemptions are expected to occur during 2012 and by April 2012 in the case of the Large Cap Fund.

At a regular meeting held December 14-16, 2011, the Board of Trustees approved the China Emerging Leaders Fund, subadvised by Atlantis Investment Management and Global Absolute Return Strategies Fund, subadvised by Standard Life Investments.

The new funds are described below:

China Emerging Leaders Fund

Investment objective: The fund seeks to achieve long-term capital appreciation.

Investment strategies: The fund will invest directly and indirectly (e.g., through derivatives and other synthetic instruments) at least 80% of its net assets, plus borrowings for investment purposes, in a portfolio of equities, including equity-related instruments (such as fixed-or-floating-rate convertible bonds issued by corporate, sovereign or institutional issuers of above or below investment grade, preference shares,warrants or participatory notes (p-notes)), tied economically to The People’s Republic of China (“China”). An investment is “tied economically” to China or otherwise considered “Chinese” if: (i) it is an investment in an issuer or exposed to an issuer that is organized under the laws of China, maintains its principal place of business in China or is located in China; (ii) it is traded principally in China; or (iii) it is an investment in an issuer or exposed to an issuer that derived at least 50% of its revenues or profits from goods produced or sold, investments made, or services performed in China, or has at least 50% of its assets in China. For the avoidance of doubt, the term “China” includes all provinces, autonomous regions, municipalities and other administrative regions over which China exercises jurisdiction, including Hong Kong and Macau.

The fund may also invest in investment-grade debt securities and money market instruments. Debt and money market instruments in which the fund may invest include debentures, notes (including corporate, sovereign or institutional floating-and fixed-rate notes) with a minimum term of one year or more), certificates of deposit, commercial paper, Chinese depositary receipts (expected to be renminbi-denominated securities traded in China and held in the vault of a depositary bank, the receipts of which shall represent underlying shares of foreign-based and listed corporations and entitle the holder, subject to the provisions of any relevant trust document, to all dividends and capital gains in the underlying shares) and/or American Depositary Receipts. The fund may also invest up to 10% of its net assets in real estate investment trusts (REITs) that are listed on the Shanghai Stock Exchange, the Shenzhen Stock Exchange or the Hong Kong Stock Exchange, provided that they do not affect the ability of the fund to meet its liquidity obligations.

The fund may also invest up to 10% of its net assets in warrants. Warrants in which the fund may invest include cash-settled low exercise price warrants typically issued by credit institutions or other financial institutions located worldwide, which usually take the form of an equity call option with a low excise price relative to the market, related to one or more Chinese equity securities. Any such warrants will have the following characteristics: (i) they will be listed; (ii) they will be exercisable at any time over their life; and (iii) the underlying equities will be ones in which the fund could invest in directly. The fund may also invest up to 10% of its net assets in participatory notes (“p-notes”), which are equity-linked notes generally issued by banks or broker-dealers that are designed to replicate the performance of certain Chinese equities. The fund may also invest in structured products, such as structured notes or hybrid securities issued by credit institutions or other financial institutions located worldwide, which are liquid and negotiable, related to one or more Chinese “A” Shares. Such structured products will not result in an exposure to investments other than securities in which the fund could invest directly and the use of such products will not cause the fund to diverge from its investment policies.

The subadviser intends to utilize warrants, p-notes and structured products, depending on availability, market conditions and other factors, as a strategy to gain exposure to Chinese equities without investing in such securities directly. Structured products, such as equity linked notes and other forms of specialized debt and equity instruments may be used by the fund to gain indirect exposure to securities where for tax and other reasons it may be difficult or impractical to purchase the underlying security directly. These products may also take the form of securities that contain a derivative component. For instance, an option or warrant is often used as the basis for such a product, but unlike a typical derivative virtually the full value of the underlying security is paid across to the counterparty as the option premium, with the exercise price being a purely nominal amount. Generally these low exercise price warrants, as they are sometimes referred to, behave in a very similar way to the underlying security: the fund will benefit from movements in the underlying security price in the same way as if they held the security itself, there is no leverage element as there is a full premium paid and the fund will be equally exposed to the risk of default by the issuer of the underlying security.

The fund also may use options, futures and foreign currency forward contracts as a substitute for direct investment in equities and to adjust investment and risk exposures.

The fund will invest a substantial proportion of its assets in securities issued by “smaller and medium-sized Chinese companies.” For these purposes “smaller and medium-sized Chinese companies” means companies with a market capitalization not exceeding the equivalent of U.S.$5.0 billion or such higher capitalization as is, in the opinion of the subadviser, appropriate to reflect changes in capitalization levels of companies quoted on stock exchanges.

The securities in which the fund will invest will be principally listed or traded on one or more recognized exchanges located in China. To a lesser extent, the fund will also invest in securities listed or traded on recognized exchanges located outside China and Hong Kong.

The fund seeks to invest in companies with a high market share in their industries, strong financial statements and above market average earnings growth (i.e., “emerging leaders”). Emphasis is placed upon stock selection, with sector or industry selection a secondary consideration. The fund may also invest in initial public offerings (“IPOs”).

For liquidity purposes, the fund may hold cash and cash equivalents and other liquid assets, denominated principally in H.K. dollars, renminbi and U.S. dollars, including cash deposits and money market instruments (of investment grade or above), such as certificates of deposit, commercial paper and listed fixed interest securities (including sovereign, government and corporate issued fixed and floating rate notes and bonds).

The fund is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

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Global Absolute Return Strategies Fund

Investment objective: To seek long term total return.

Investment strategies: The fund seeks to achieve its objective, under normal circumstances, by primarily investing in in-the-money (ITM) options (buy-writes) on U.S. equitiesand writing out-of-the-money put options on U.S. equities. Buy-writes

The fund has a broad investment mandate that permits it to use an extensive range of investment strategies and to invest in a wide spectrum of equity and fixed-income securities, as well as derivative instruments, in pursuing its investment objective.

The fund invests in equity securities of U.S. and foreign companies of various market capitalizations. The fund also invests in fixed-income securities, which are not subject to any credit rating or maturity limitations, issued by companies and government and supranational entities around the world, including high yield non-investment grade securities (i.e., junk bonds). The fund may invest in emerging as well as developed markets and may invest a significant portion of its assets in the securities of companies in particular economic sectors.

The fund also may invest extensively in derivative instruments, which are generally financial contracts whose value depends upon, or is derived from, the value of an underlying asset, reference rate, or index, and may relate to equity securities, fixed-income securities, interest rates, total return rates, currencies or currency exchange rates, and related indexes. Under normal market conditions, at least 40% of the value of the fund’s net assets will be invested in or exposed to obligations of issuers or obligors located outside of the United States.

The subadviser employs a “global multi-asset strategy” and seeks to achieve total return by delivering a diversified global portfolio that makes use of multiple strategies across various asset classes. It aims to exploit market cyclicality and a diverse array of inefficiencies across and within global markets to maximize risk adjusted absolute return, by investing in listed equity, equity-related and debt securities, and derivatives or other instruments, both for investment and hedging purposes. The fund invests in derivative instruments (which will be used routinely), including futures, options, swaps (including credit default swaps and variance swaps), and foreign currency forward contracts.

The subadviser manages the fund’s investment strategies dynamically over time, and will actively modify investment strategies and develop new strategies in response to additional research, changing market conditions, or other factors. The fund’s strategies seek to deliver returns commensurate with reasonable levels of risk and tangible diversification benefits, while having both sufficient liquidity and capacity to benefit the fund in a significant way. The fund also may hold cash or invest its cash balances in cash equivalents and short-term investments, including money market funds, in order to cover the derivative transactions or otherwise in its discretion.